EXHIBIT 15.1

To the Board of Directors and Shareholders of

CytoMed Therapeutics Limited

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial statements of CytoMed Therapeutics Limited and its subsidiaries for the six months ended June 30, 2021 and 2022, as indicated in our report dated November 18, 2022, except for Note 1 which is dated January 31, 2023 and Notes 14 and 28 which are dated February 21, 2023; because we did not perform an audit, we expressed no opinion on that information.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

San Mateo, California	WWC, P.C.
February 21, 2023	Certified Public Accountants
PCAOB ID No. 1171